Exhibit 99.1

The Jones Financial Companies, L.L.L.P. Announces 2025 Results and Recent Business Developments

The Jones Financial Companies, L.L.L.P., together with its consolidated subsidiaries (collectively, the "Partnership" or the "firm"), including its principal operating subsidiary in the United States ("U.S."), Edward D. Jones & Co., L.P. ("Edward Jones"), is pleased to highlight its 2025 business results that are empowering our future, innovating today for generations to come and building legacies through partnership.

In November 2025, the Partnership announced an up to $1.4 billion Class B limited partnership offering expected to be issued on or after January 1, 2027, believing those who build and sustain our success should share in it. Our private partnership model gives us the freedom to invest in long-term strategies that prioritize client outcomes over short-term gains, and the firm is committed to protect our partnership for generations to come. Additionally, the Partnership reached several significant milestones and notable successes in 2025, including:

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Ended the year with more than 20,400 financial advisors throughout North America who serve more than 9 million clients with a firm record of assets under care ("AUC") of $2.5 trillion. The firm is building a future-focused engine designed to deliver on our commitment to serve more clients, more completely – modernizing our structure, elevating our tools and technology, investing in our talent across the firm and leveraging our partnership and culture to make better decisions and operate with more ease and speed.
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Investment advisory AUC surpassed $1 trillion and Financial Advisor Managed Solutions, an advisory program where clients delegate investment discretion to eligible financial advisors, saw substantial growth since the program's launch, reaching $60 billion in AUC.
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Advanced the firm's banking strategy through the launch of Edward Jones Everyday Solutions powered by U.S. Bank, offering clients a suite of solutions to manage their short- and long-term banking needs. In addition, the firm submitted its application for the proposed establishment of Edward Jones Bank, a Utah-chartered, FDIC insured-industrial loan company, to the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC") in April 2025, which gives the firm an opportunity to simplify clients' financial lives and reflects the firm's focus on meeting their evolving needs.
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Established Edward Jones Generations® in May 2025, which is specifically designed around the individual needs and goals of affluent clients with complex financial needs and includes a dedicated team of planning, estate, tax and other strategists.
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Acquired Natixis Investment Managers' Overlay Management Services capabilities, bolstering the firm's ability to implement comprehensive financial planning and investment and tax management services for clients while creating scale and efficiency for practice teams.
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Supported acumen-building through investment in professional designations. Edward Jones is No. 1 in Certified Financial Planner (CFP®) certifications and surpassed 5,000 colleagues obtaining the certification as of April 24, 2025.

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Launched Edward Jones Ventures, a new capability designed to support innovation through venture investing by identifying new ideas, opportunities and emerging technologies that prioritize the viability of concepts that can meet client needs and serve new clients. Edward Jones Ventures already holds a portfolio of 15 investments and has identified several additional opportunities.
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Achieved a remarkable milestone of reaching 1 million learners through the firm's Financial Fitness program, a program that offers free education on budgeting, debt management, investing and retirement planning, in strategic partnership with Everfi.

This growth enables the Partnership's purpose to partner for positive impact to improve the lives of its clients and colleagues, and together, better our communities and society. Through the dedication of the firm's approximately 55,000 associates and our branch presence in 68% of U.S. counties and all Canadian provinces and territories, the firm is committed to helping improve the financial fulfillment for tens of millions of long-term investors across North America by providing comprehensive, personalized planning-led and professional advice that brings clarity to financial decision-making, helping clients understand both the numbers and the meaning behind them.

Exhibit 99.1

The Partnership ended the year with a 14% increase in client AUC to $2.5 trillion, reflecting higher average market levels, as well as the cumulative impact of net new assets gathered during the year. Net new assets of $74 billion was relatively flat compared to 2024. The Partnership ended the year with 20,425 financial advisors, representing an increase of 300 compared to the end of the prior year.

Net revenue increased 11% to $18 billion in 2025 compared to 2024, primarily due to an increase in fee revenue. The increase in fee revenue was primarily due to growth in advisory programs, driven by higher average market levels and continued investment of client dollars into advisory programs.

Operating expenses increased 11% to $16 billion in 2025 compared to 2024, primarily due to increases in compensation and benefits expense and variable compensation. Financial advisor compensation increased due to an increase in revenues on which commissions are earned. Home office and branch compensation and benefits increased primarily due to higher average wages, increases in healthcare costs, and estimated separation costs associated with Enterprise Reimagined, an initiative that the firm believes will create more efficient operations by restructuring the home office, removing redundancies, and adopting new capabilities and technology to deliver more value and a better client experience. Variable compensation increased due to increased branch and overall firm profitability.

Income before allocations increased 6% to $2.1 billion in 2025 compared to 2024, surpassing $2 billion for the first time. Income before allocations margin was 11.7%, reflecting a strategic balance between investing in the future and current financial results.

Financial Highlights
(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2025	2024	$ Change	% Change

Financial Advisors (at year end)	20,425	20,125	300	1%
Client AUC (at year end) (billions)	$2,481	$2,171	$310	14%
Net New Assets for the Year (billions)	$74	$74	$—	—%
Client Households (at year end)	6.7	6.6	0.1	2%
Income Before Allocations Margin	11.7%	12.2%	-0.5%	-4%

	For the years ended December 31,
	2025	2024	$ Change	% Change
Revenue:
Fee Revenue	$14,885	$13,163	$1,722	13%
Trade Revenue	1,832	1,760	72	4%
Interest, Dividends and Other Revenue	1,180	1,334	(154)	-12%
Total Revenue	17,897	16,257	1,640	10%
Interest Expense	197	253	(56)	-22%
Total Net Revenue	17,700	16,004	1,696	11%

Total Operating Expenses	15,610	14,023	1,587	11%

Net Income Before Allocations	$2,090	$1,981	$109	6%